SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2012

ECB BANCORP, INC.

(Exact name of registrant as specified in its charter)

North Carolina	000-24753	56-2090738
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

Post Office Box 337

Engelhard, North Carolina 27824

(Address of principal executive offices) (Zip Code)

(252) 925-5501

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of Material Definitive Agreement.

On March 14, 2012, The East Carolina Bank (the “Bank”), the wholly owned subsidiary of ECB Bancorp, Inc. (the “Company”), and The Bank of Hampton Roads (“Hampton Roads”) mutually agreed to terminate their previously reported Purchase and Assumption Agreement dated as of July 14, 2011 (the “Agreement”). As previously disclosed, pursuant to the terms of the Agreement, the Bank had agreed to purchase all deposits and selected assets associated with seven Gateway Bank branches in North Carolina. The branches in the Agreement were Preston Corners, Plymouth, Roper, Chapel Hill, Falls of Neuse, Lake Boone and Wilmington.

The termination of the Agreement was a direct result of the Company’s termination of a Securities Purchase Agreement with various institutional investors dated June 30, 2011 because the regulatory approvals required to complete the private placement offering had not been received by all of the investors as of the termination date. Pursuant to the terms of the Securities Purchase Agreement, the Company had agreed to issue $79.7 million in Company common stock to the investors in a private placement offering. The Company had planned to consummate the transaction contemplated by the Agreement with a portion of the capital raised in the private placement offering.

A copy of the Company’s press release dated March 14, 2012 announcing the termination of the Agreement is attached as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release dated March 14, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

ECB BANCORP, INC.

Date: March 14, 2012	By:	/s/ A. Dwight Utz
A. Dwight Utz
President and Chief Executive Officer